SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2012

PRISTINE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-166487	N/A
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

9595 Wilshire Blvd., Suite 900 Beverly Hills, California 90212
(Address of principal executive offices)

786-514-6512
(Registrant’s Telephone Number)

_________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PRISTINE SOLUTIONS, INC.

Form 8-K

Current Report

Item 1.01.  Entry into a Material Definitive Agreement.

The information set forth in Item 2.01 of this Form 8-K is incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On August 23, 2012 (the “Closing Date”), we acquired Eaton Scientific Systems, Ltd., a Nevada corporation (“ESSL”), which is a life science company that is focused on quality solutions to women’s health issues surrounding pre-menopausal, pari-menopausal and post-menopausal conditions with products using non-hormonal treatments.

On the Closing Date, we entered into a Share Exchange Agreement (the “Exchange Agreement”) by and among us, ESSL, the holders of all outstanding shares of ESSL (the “ESSL Shareholders”) and Ms. Christine Buchanan-McKenzie, our CEO, President and sole-director, as well as, our majority shareholder (the “Company Principal Shareholder”), whereby we acquired twenty five million  (25,000,000) shares of ESSL, representing one hundred percent (100%) of the outstanding shares of ESSL (the “ESSL Shares”) from the ESSL Shareholders.  In exchange, we issued to the ESSL Shareholders an aggregate of twenty five million (25,000,000) restricted shares of our common stock (the “Exchange Shares”), equal to approximately six percent (6%) of our outstanding shares of common stock after such issuance.  As a result of the transactions contemplated by the Exchange Agreement (collectively, the “Share Exchange”), ESSL became our wholly owned subsidiary.

The foregoing description of the Share Exchange does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exchange Agreement, which is filed as Exhibit 2.1 hereto, and incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

Pursuant to the Share Exchange Agreement, at closing, we issued an aggregate of 25,000,000 authorized but unissued shares of common stock of the Company to the shareholders of ESSL in exchange for shares representing 100% of the issued and outstanding common stock of ESSL.  The shares of common stock of the Company were not registered under the Securities Act and were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

Item 9.01  Financial Statements and Exhibits

(d)

Exhibits

2.1

Share Exchange Agreement dated August 23, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRISTINE SOLUTIONS, INC.

Date: August 24, 2012

       By:  /s/ Michael Borkowski

Michael Borkowski

President and Chief Executive Officer